Exhibit 4.3

SCORE MEDIA AND GAMING INC.

SECOND AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK UNIT PLAN

Effective February 10, 2021

Table of Contents

Article I
Defined Terms

1.1           Where used herein, the following terms will have the following meanings, respectively:

(a)	“Applicable Laws” means all securities, corporate and other laws, rules, policies and regulations (whether Canadian or foreign, and whether established by federal, provincial or territorial governmental bodies or securities regulatory authorities) and all stock exchange requirements applicable to the Corporation in relation to the administration and implementation of the Plan.

(b)	“Associate” has the meaning set forth in Part I of the TSX Company Manual;

(c)	“Award” means a grant under the Plan of Options or Restricted Share Units;

(d)	“Black Out Period” means any period during which a policy of the Corporation prevents an Insider from trading in securities of the Corporation;

(e)	“Board” means the board of directors of the Corporation;

(f)	“Business Day” means any day, other than a Saturday, Sunday or a statutory holiday on which the Exchange is open for trading;

(g)	“Clawback Policy” has the meaning attributed thereto in Section 5.6 hereof;

(h)	“Committee” has the meaning attributed thereto in Article III hereof;

(i)	“Corporation” means Score Media and Gaming Inc. and includes any successor corporation thereto;

(j)	“Eligible Person” means any director, officer or Employee of the Corporation and its Subsidiaries, or a Service Provider;

(k)	“Employee” means: (a) an individual who is considered an employee of the Corporation or its Subsidiary under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source); (b) an individual who works full-time for the Corporation or its Subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or (c) an individual who works for the Corporation or its Subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source;

(l)	“Employee Optionee” has the meaning attributed thereto in Section 6.1 hereof;

(m)	“Employee Optionee Termination Date” has the meaning attributed thereto in Section 6.1 hereof;

(n)	“Employee RSU Grantee” has the meaning attributed thereto in Section 6.7 hereof;

(o)	“Employee RSU Grantee Termination Date” has the meaning attributed thereto in Section 6.7 hereof;

(p)	“Exchange” means the Toronto Stock Exchange;

(q)	“Holding Company” means a holding company wholly-owned by an Eligible Person;

(r)	“Insider” has the meaning set forth in Part I of the TSX Company Manual;

(s)	“Market Price” means the closing price of the Shares on the Exchange on the Business Day immediately preceding the day on which the Options are granted or, if no Shares have been traded on such immediately preceding Business Day, the weighted average trading price for the five Business Days on which Shares have been traded immediately preceding the day on which the Options are granted, or such other amount as the Committee may determine to be the fair market value of a Share;

(t)	“Option” means an option to purchase Shares granted under the Plan;

(u)	“Option Price” means the price per Share at which Shares may be purchased under the Option as the same may be adjusted from time to time in accordance with Article IX hereof, which for greater certainty will never be less than the Market Price on the date of the grant of the Option;

(v)	“Optionee” means a person to whom an Option has been granted;

(w)	“Participant” means the holder of an outstanding Award granted or awarded under the Plan;

(x)	“Plan” means this Amended and Restated Stock Option and Restricted Stock Unit Plan of the Corporation;

(y)	“RSU Grantee” means a person to whom a Restricted Share Unit has been awarded;

(z)	“Restricted Share Unit” means a right to receive Shares in the settlement of an Award granted pursuant to Article VIII of the Plan;

(aa)	“RSU Grant Date” means the date that the Restricted Share Unit is granted to an RSU Grantee under the Plan, as evidenced by the Restricted Share Unit grant letter, and refers also to the date that the Restricted Share Unit is credited to the RSU Grantee which must always be in the same calendar year;

(bb)	“Service Provider” has the meaning set forth in Section 613(b) of the TSX Company Manual;

(cc)	“Services Optionee” has the meaning attributed thereto in Section 6.3 hereof;

(dd)	“Services Optionee Termination Date” has the meaning attributed thereto in Section 6.3 hereof;

(ee)	“Services RSU Grantee” has the meaning attributed thereto in Section 6.8 hereof;

(ff)	“Services RSU Grantee Termination Date” has the meaning attributed thereto in Section 6.8 hereof;

(gg)	“Shares” means the Class A Subordinate Voting Shares in the capital of the Corporation, or such other shares or securities to which a Participant may be entitled as a result of an adjustment in accordance with Article IX;

(hh)	“Subsidiary” means any body corporate which is a “subsidiary” (as such term is defined in the corporate statute governing the Corporation, as the same may be amended from time to time); and

(ii)	“TSX Company Manual” means the TSX Company Manual of the Exchange (as the same may be amended from time to time).

1.2           In this Plan, words imparting the singular number only will include the plural and vice versa and words imparting the masculine will include the feminine.

1.3           The headings of the articles of this Plan are inserted herein solely to facilitate the reading hereof and will not be used to interpret the Plan.

1.4           All references in the Plan text to a currency or to amounts expressed in dollars will refer to the currency having legal tender in Canada.

1.5           This Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Article II
Purpose of Plan

2.1           The purpose of the Plan is to advance the interests of the Corporation by encouraging the directors, officers, Employees and Service Providers of the Corporation and its Subsidiaries to acquire Shares thereby:

(i)	increasing the proprietary interests of such persons in the Corporation;

(ii)	further aligning the interests of such persons with the interests of the Corporation’s shareholders generally;

(iii)	encouraging such persons to remain associated with the Corporation; and

(iv)	enhancing the Corporation’s ability to attract, retain and motivate key personnel and reward significant performance achievements.

Article III
Administration of the Plan

3.1           Subject to any agreement to the contrary entered into by the Corporation: (i) the Plan will be administered by the Human Resources and Compensation Committee (the “Committee”) appointed by the Board; and (ii) the members of the Committee will serve at the pleasure of the Board and vacancies occurring in the Committee will be filled by the Board.

3.2           The Committee will select one of its members as its Chairman and will hold its meetings at such time and place as it deems advisable. A majority of the members of the Committee will constitute a quorum and all actions of the Committee will be taken by a majority of the members present at any meeting. Any action of the Committee may be taken by an instrument or instruments in writing signed by all members of the Committee, and any action so taken will be as effective as if it had been passed by a majority of the votes cast by the members of the Committee present at a meeting of such members duly called and held.

3.3           Subject to the limitations of the Plan, the Committee will have the power and authority to:

(i)	adopt, amend and rescind such administrative guidelines and other rules and regulations for carrying out the purposes, provisions and administration of the Plan as it, from time to time, deems advisable;

(ii)	interpret the Plan and make all other determinations and take all other actions in connection with the implementation and administration of the Plan and any Award granted pursuant to the Plan;

(iii)	determine which Eligible Persons will be granted Options and Restricted Share Units;

(iv)	determine the Option Price;

(v)	determine the time or times when Awards will be granted;

(vi)	determine if the Shares which are subject to an Award will be subject to any restrictions upon the exercise or settlement of such Award; and

(vii)	prescribe the form of the instruments relating to the grant, exercise, settlement and other terms of Awards.

The Committee’s administration guidelines, rules, regulations, interpretations and determinations will be final, binding and conclusive upon the Corporation and all other persons for all purposes.

Article IV
Shares Subject to Plan

4.1           Awards may be granted in respect of authorized and unissued Shares provided that the aggregate number of Shares that may be issued, at any time, under this Plan (subject to adjustment or increase of such number pursuant to the provisions of Article IX hereof) will not exceed 65,000,000 Shares provided that the Board will have the right from time to time, to increase such number subject to Applicable Laws. For the purposes of this Plan, the Corporation will reserve such number of Shares out of its authorized and unissued Shares. Shares in respect of Awards that have expired, terminated or been cancelled for any reason without being exercised will be available for subsequent grants of Awards under the Plan. No fractional Shares may be purchased or issued under the Plan. For purposes of this Section 4.1, the number of Shares that will be counted against the Plan in respect of Restricted Share Units will be equal to the number of Shares the RSU Grantees would be entitled to receive under the Plan if the Restricted Share Units were settled on the RSU Grant Dates.

4.2           The maximum number of Shares that may be issued to any one Participant under the Plan and any other share-based compensation arrangement adopted by the Corporation, at any time in any twelve (12) month period, will not exceed 5% of the Shares issued and outstanding at the date on which the Award was granted.

4.3           The aggregate number of Shares that may be issuable, at any time, under Awards awarded to Insiders (as a group), together with Shares that may be issuable under awards awarded to Insiders (as a group) under any other share-based compensation arrangement adopted by the Corporation, may not exceed 10% of the issued and outstanding Shares. The aggregate number of Shares that may be issued, within any twelve (12) month period, under Awards awarded to Insiders (as a group), together with Shares that may be issued under awards awarded to Insiders (as a group) under any other share-based compensation arrangement adopted by the Corporation, may not exceed 10% of the issued and outstanding Shares.

Article V
Eligibility, Grant and Certain Terms of Awards

5.1           Options and Restricted Share Units may be granted or awarded to Eligible Persons on terms and conditions (including vesting) approved by the Committee.

5.2           Awards will be granted or awarded by the Corporation only pursuant to recommendations of the Committee; provided and to the extent that such recommendations are approved by the Board.

5.3           Notwithstanding any other term of this Plan, no Award will have an expiry date that is more than ten (10) years from the date on which the Award was granted or awarded.

5.4           If required by any Applicable Laws, upon the granting of Awards to Employees or Service Providers, the Corporation will represent to the Exchange that said Participants are bona fide Employees or Service Providers, as the case may be.

5.5           An Award is personal to the Participant (but upon written notice by the Participant, any Award that might otherwise be granted or awarded to that Participant will be granted or awarded, in whole or in part, to a Holding Company established by and for the sole benefit of the Participant) and may not be sold, assigned, pledged, transferred or encumbered in any way (except to a Holding Company established by and for the sole benefit of the Participant).

5.6           Notwithstanding any other provisions in this Plan, the Corporation may cancel any Award, require reimbursement of any Award by a Participant and effect any other right of recovery or recoupment of the cash value of any equity or other compensation provided under the Plan under Applicable Laws, stock exchange listing requirements or in accordance with any policies of the Corporation that may be adopted or modified from time to time (each, a “Clawback Policy”). By accepting an Award, the Participant is agreeing to be bound by any Clawback Policy as in effect on the date of grant (or as may be adopted or modified from time to time by the Corporation to comply with Applicable Laws or stock exchange listing requirements).

Article VI
Termination; Death

Optionees

6.1           Subject to Section 6.2 hereof and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto granted to a director, officer or Employee of the Corporation or its Subsidiaries (an “Employee Optionee”), will expire and terminate immediately upon the date on which the Employee Optionee ceases to be an Employee Optionee (such date being referred to herein as the “Employee Optionee Termination Date”).

6.2           If, before the expiry of an Option in accordance with the terms thereof, the employment of an Employee Optionee by the Corporation or its Subsidiaries will terminate for any reason whatsoever other than termination by reason of the death of the Employee Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised at any time within sixty (60) days after the Employee Optionee Termination Date (but in any case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Employee Optionee was entitled to exercise such Options at the Employee Optionee Termination Date. In the event of the death of an Employee Optionee and, subject to Section 7.3 hereof, the legal representatives of the Employee Optionee may exercise the Options held by the Employee Optionee on the foregoing terms provided the Options are exercised or settled within one hundred and eighty (180) days of the Employee Optionee Termination Date.

Without limitation, and for greater certainty only, this section will apply regardless of whether the Employee Optionee was dismissed with or without cause and regardless of whether the Employee Optionee received compensation in respect of dismissal or was entitled to a notice period of termination which would otherwise have permitted a greater portion of the Options to vest.

6.3           Subject to Section 6.4 hereof and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto granted to any Service Provider (a “Services Optionee”), will expire and terminate immediately upon the date on which the written agreement by which such Services Optionee was retained was terminated (such date being referred to herein as the “Services Optionee Termination Date”).

6.4           If, before the expiry of an Option in accordance with the terms thereof, the written agreement by which a Services Optionee was retained is terminated, such Option may, subject to the terms thereof and the other terms of the Plan, be exercised by the Services Optionee at any time within sixty (60) days of the Services Optionee Termination Date (but in any event prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Services Optionee was entitled to exercise such Option at the Services Optionee Termination Date.

6.5           In the event that, prior to the exercise of any Option, the Committee is notified that the relevant Optionee is incapable, the legal representative of the Optionee may exercise the Options held by the Optionee.

6.6           If the date on which an Option expires occurs during or within ten (10) Business Days after the last day of a Black Out Period, then the date on which such Option expires will be deemed to be the last Business Day of such ten (10) Business Day period.

RSU Grantees

6.7           Subject to any express resolution passed by the Committee with respect to any Restricted Share Unit, a Restricted Share Unit which has not yet vested, and all rights to have such Restricted Share Unit settled in accordance with Section 8.1, will be forfeited immediately upon the date on which the RSU Grantee who is a director, officer or Employee of the Corporation or its Subsidiaries (an “Employee RSU Grantee”) ceases to be an Employee RSU Grantee (such date being referred to herein as the “Employee RSU Grantee Termination Date”).

Without limitation, and for greater certainty only, this section will apply regardless of whether the RSU Grantee was dismissed with or without cause and regardless of whether the RSU Grantee received compensation in respect of dismissal or was entitled to a notice period of termination which would otherwise have permitted a greater portion of the Restricted Share Units to vest.

6.8           Subject to any express resolution passed by the Committee with respect to any Restricted Share Unit, a Restricted Share Unit which has not yet vested, and all rights to have such Restricted Share Unit settled in accordance with Section 8.1, will be forfeited immediately upon the date on which the written agreement by which the RSU Grantee who is a Service Provider was retained (a “Services RSU Grantee”) was terminated (such date being referred to herein as the “Services RSU Grantee Termination Date”).

Article VII
Options

7.1           The Option Price on Shares which are the subject of any Option will in no circumstances be lower than the Market Price of the Shares at the date on which the Option was granted.

7.2           Subject to the provisions of the Plan, an Option which has vested may be exercised at any time prior to the expiry of the Option in accordance with the terms thereof by delivery to the Corporation at its registered office of (i) a written notice of exercise in such form as from time to time prescribed by the Committee which may include representations, warranties, covenants and other agreements and undertakings of the Optionee as the Committee may deem appropriate, signed by the Optionee or, if applicable, the legal representatives of such Optionee, addressed to the Chief Financial Officer of the Corporation specifying the number of Shares with respect to which the Option is being exercised, (ii) payment, in full, of the Option Price of the Shares to be purchased in cash or by bank draft or certified cheque at the time of such exercise, and (iii) evidence to the satisfaction of the Committee that all applicable taxes (including but not limited to withholding taxes) have been adequately provided for. Certificates for such Shares will be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.3           In the event of the exercise of any Options by the legal representative of an Optionee holding such Options, the legal representative will also deliver to the Corporation evidence satisfactory to the Corporation of the legal representative’s authority to do so.

7.4           Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option will be subject to:

(i)	completion of such registration or other qualification of such Shares or obtaining approval of such government authority as the Corporation will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(iii)	the receipt from the Optionee of such representatives, agreements and undertaking, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation will, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with Applicable Laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

Article VIII
Restricted Share Units

8.1           The number of Restricted Share Units awarded to an RSU Grantee will be credited to the RSU Grantee’s account, effective as of the RSU Grant Date. A Restricted Share Unit granted to an RSU Grantee will entitle the RSU Grantee, subject to the RSU Grantee’s satisfaction of any conditions, restrictions, performance objectives, vesting period or limitations imposed under the Plan or set out in the Restricted Share Unit grant letter, to receive a payment in fully paid Shares issued from treasury of the Corporation on the date when the Restricted Share Unit is vested.

8.2           Subject to the absolute discretion of the Committee, the Committee may elect to credit each RSU Grantee holding Restricted Share Units with additional Restricted Share Units upon the payout of dividends on the Shares. In such case, the number of additional Restricted Share Units will be equal to the aggregate value of dividends that would have been paid to the RSU Grantee if the Restricted Share Units in the RSU Grantee’s account had been Shares divided by the Market Price of a Share on the date on which dividends were paid by the Corporation. The additional Restricted Share Units will vest on the date that the particular Award of Restricted Share Units to which the additional Restricted Share Units relate are fully vested.

8.3           Each grant of a Restricted Share Unit under the Plan shall be evidenced by a Restricted Share Unit grant letter of the Corporation, in such form as may be approved by the Committee from time to time, and signed in acknowledgement by the RSU Grantee. Such Restricted Share Unit grant letter shall be subject to all applicable terms and conditions of the Plan and may include performance vesting conditions or any other terms and conditions (including clawback provisions) which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Restricted Share Unit grant letter. The provisions of the various Restricted Share Unit grant letters issued under the Plan need not be identical. Any Restricted Share Unit granted hereunder will be settled according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Restricted Share Unit grant letter.

8.4           In the event that an Employee RSU Grantee Termination Date or a Services RSU Grantee Termination Date occurs by reason of the RSU Grantee’s death, or in the event that the Committee is notified that an RSU Grantee to whom a settlement of Restricted Share Units is owed is incapable, the RSU Grantee’s legal representative will deliver to the Corporation evidence satisfactory to the Corporation of the legal representative’s authority to receive the Shares upon settlement of the Restricted Share Units.

Article IX
Certain Adjustments

9.1           The Board will have the power to make adjustments, as it deems appropriate, with respect to Awards previously granted or to be granted under this Plan, in the number of Shares subject to Awards and the number of Shares which may be released under this Plan in the event of and in order to adjust for the effect of any subdivision or consolidation of the Shares, stock dividends or similar distributions (other than dividends or distributions in the ordinary course), reclassification or conversion of the Shares, recapitalization, reorganization or distributions, or any other event which, in the opinion of the Board, necessitates action by way of adjustment to the terms of the outstanding Awards. The Board will exercise the power to adjust pursuant to this Article IX in good faith and in an equitable manner.

9.2           Subject to any Applicable Laws, the determination and judgment of the Board with respect to any adjustment made pursuant to this Article IX will be conclusive and binding upon each Participant and each Participant will accept, at the time of exercise or settlement of any Award held, such lesser or greater number of Shares or other securities as will result from such adjustment.

9.3           Subject to the provisions of this Plan and unless otherwise determined by the Board, in the event of:

(i)	an amalgamation, arrangement, consolidation, amendment to the terms of a class of equity securities or any other transaction of the Corporation, as a consequence of which the interest of a holder of an equity security of the Corporation may be terminated without the holder’s consent, regardless of whether the equity security is replaced with another security (a “business combination”);

(ii)	a dissolution or liquidation of the Corporation;

(iii)	the sale of all or substantially all of the assets of the Corporation; or

(iv)	any other transaction or series of related transactions which does not result in the shareholders of the Corporation immediately prior to such transaction or series of related transactions holding 50% or more of the voting power of the surviving or continuing entity following such transaction or series of related transactions;

then, at the option of the Corporation:

(v)	any or all outstanding Awards may be assumed by the successor or continuing entity (if any) and such assumption shall be binding on all Participants or the successor or continuing entity may provide substantially similar consideration to Participants as was provided to shareholders of the Corporation (after taking into account the existing provisions of the Awards);

(vi)	in the case of a take-over bid, the Corporation will be entitled to accelerate the exercise or settlement of Awards and:

(A)	the Optionee may elect to exercise all or any of the Options (whether vested or not at the time) pursuant to Section 7.2 hereof for the purpose of tendering such Shares under such formal bid (which exercise shall be conditional upon the offeror taking up Shares under its take-over bid); and

(B)	the Restricted Share Units (whether vested or not at the time) will be settled in Shares for the purpose of tendering such Shares under such formal bid (which settlement shall be conditional upon the offeror taking up Shares under its take-over bid); and

(vii)	in the case of a business combination, the Corporation may terminate all of the Awards granted under this Plan at the time of and subject to the completion of such business combination by giving at least ten (10) days prior written notice of such termination to each of the Participants and paying to each of the Participants at the time of completion of such business combination an amount equal to the fair market value of the Awards held by such Participant as determined by a recognized investment dealer in Canada which has not otherwise been retained by the Corporation or any of its Subsidiaries or any other person in connection with such business combination. Otherwise, any outstanding Awards will be treated as provided in the applicable agreement or plan with respect to such transaction. In the event that the successor or continuing entity (if any) refuses to assume or substitute any outstanding Awards as provided herein, the Corporation will so notify the Participants in writing and unless otherwise determined by the Board, the Participants will have ten (10) Business Days following the date such notice was given to exercise the Awards held by them to the extent that they were entitled to exercise them as at the date of such notice, failing which such Awards shall be deemed to expire.

Article X
Amendment or Discontinuance of Plan

10.1         The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time and without shareholder approval, subject to those provisions of Applicable Laws, if any, that require the approval of shareholders or any governmental or regulatory body, except that shareholder approval will be required for the following types of amendments to the Plan:

(i)	amendments to the number of Shares issuable under the Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)	any amendment which reduces the Option Price of an Option that is held by an Insider;

(iii)	any amendment extending the term of an Option (or a Restricted Share Unit, if applicable) that is held by an Insider beyond its original expiry date;

(iv)	any amendments that would result in any limits in this Plan on participation by Insiders, as set forth in Article IV hereof, being removed or exceeded; and

(v)	amendments required to be approved by shareholders under Applicable Law.

Where shareholder approval is sought for amendments under subsections (ii) - (iv) above, the votes attached to Shares held directly or indirectly by Insiders and Associates of Insiders benefiting from the amendment will be excluded.

Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking shareholder approval:

(a)	amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of Applicable Laws;

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the vesting provisions of the Plan or any Award;

(e)	any amendment to the early termination provisions of the Plan or any Award, whether or not such Award is held by an Insider, provided such amendment does not entail an extension beyond the original expiry date;

(f)	the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of Participants of Shares under the Plan, and the subsequent amendment of any such provision which is more favourable to Participants;

(g)	the addition or modification of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the Plan reserve;

(h)	amendments necessary to suspend or terminate the Plan in whole or in part; and

(i)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under Applicable Laws.

Article XI
Miscellaneous Provisions

11.1         Each Participant shall be solely liable for any and all federal, state, provincial, local or foreign taxes of any kind (“Taxes”), including but not limited to income taxes, withholding taxes, social security, pension or other premiums and employment insurance premiums or taxes, arising in respect of any Awards and/or Shares issued or transferred upon the exercise or settlement thereof. The satisfaction by the Participant (or the provision therefor to the satisfaction of the Corporation) of all such Taxes shall be a condition precedent to the grant or award of any Award or the receipt of any payment or Shares pursuant to the terms of the Plan. In the event that the Corporation (or a Subsidiary, in either case, the “Employer” for purposes of this Section 11.1) is required to withhold, pay or provide for Taxes as a result of the grant, exercise or settlement of Awards, the issuance or transfer of Shares or other transaction contemplated under the Plan, the Corporation may require that the Participant make a payment in immediately available funds to the Employer sufficient to cover all Taxes payable in accordance with Applicable Laws (“Required Taxes”), in an amount determined by the Corporation in its sole discretion and at the relevant time. Alternatively, the Corporation (or the Employer) may in its sole discretion satisfy or provide for any such Required Taxes by (i) requiring that the Participant surrender to the Corporation, or authorize and direct the Corporation to sell, a number of Shares sufficient to generate proceeds equal to the Required Taxes, (ii) satisfying the Required Taxes from a Participant’s salary or other compensation, or (iii) any other method acceptable to the Corporation. Each Participant acknowledges that such Participant has satisfied himself or herself in relation to all tax matters relevant to the acquisition, holding, exercise, disposition and/or transfer of Awards or Shares in connection with the Plan. It is the Participant’s responsibility to complete and file any tax returns in respect of such Participant’s participation in the Plan. The Corporation shall not be responsible for any Tax consequences to the Participant in connection with the Participant’s participation in the Plan.

11.2         This Plan is purely voluntary on the part of the Corporation and the continuance of this Plan will not be deemed to constitute a contract between the Corporation or its Subsidiaries and any Employee or other Eligible Person or to be consideration for or a condition of any person acting as a director, officer, Employee or Service Provider of the Corporation or its Subsidiaries. Neither the adoption of this Plan by the Corporation nor any action of the Board or the Committee will be deemed to give any person any right to be granted an Award or any of the rights hereunder.

11.3         Nothing contained in this Plan will be construed to prevent the Corporation or any of its Subsidiaries from taking any corporate action which is determined by their respective board of directors to be appropriate or in the best interests of the Corporation or any of its Subsidiaries, whether or not such action would have an adverse effect on this Plan or any Awards granted under this Plan and no person will have any claim against the Corporation or any of its Subsidiaries as a result of any such action.

11.4         The holder of an Award will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable upon the exercise or settlement of such Award until such holder will have exercised an Option or a Restricted Share Unit will have been settled in accordance with the terms of the Plan (including, but not limited to, tendering payment in full of the Option Price of the Shares in respect of which an Option is being exercised).

11.5         Nothing in the Plan or any Award will confer upon any Participant any right to continue in the employ of the Corporation or its Subsidiaries or affect in any way the right of the Corporation or its Subsidiaries to terminate his or her employment at any time or remove any person from his or her office or employment at any time; nor will anything in the Plan or any Award be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or its Subsidiaries to extend the employment of any Participant beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any of its Subsidiaries or any present or future retirement policy of the Corporation or any of its Subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any of its Subsidiaries.

11.6         Nothing in the Plan or any Award will confer on any Participant who is a Services Optionee or is not an Employee Optionee any right to continue providing ongoing services to the Corporation or any entity controlled by the Corporation or affect in any way the right of the Corporation or any such entity to terminate his, her or its contract at any time; nor will anything in the Plan or any Award be deemed or construed as an agreement, or an expression of intent, on the part of the Corporation or any such entity to extend the time for the performance of the ongoing services beyond the time specified in the contract with the Corporation or any such entity.

11.7         The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

Article XII
Shareholder and Regulatory Approval

12.1         The Plan will be subject to the requisite approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the Exchange. Any Awards granted prior to such approval and acceptance will be conditional upon such approval and acceptance being given and no Option may be exercised or Restricted Share Unit settled unless and until such approval and acceptance is given.

U.S. Appendix to the Score Media and Gaming Inc.
Second Amended and Restated Stock Option and
Restricted Stock Unit Plan

This Special Appendix sets forth special provisions of the Score Media and Gaming Second Amended and Restated Option and Restricted Stock Unit Plan (the “Plan”) that apply to Participants that are subject to Section 409A of the United States Internal Revenue Code of 1986, as amended. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

1.	DEFINITIONS

For purposes of this Special Appendix:

1.1.	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.1.	“Section 409A” means Section 409A of the Code.

1.2.	“US Taxpayer” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom the compensation under this Plan would otherwise be subject to income tax under the Code.

2.	COMPLIANCE WITH SECTION 409A

2.1.	In General. Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Subsidiary of the Company shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

2.2.	Exercise Price. For the avoidance of doubt and notwithstanding anything to the contrary in Section 7.1 of the Plan or otherwise, any Option issued to a US Taxpayer shall have per Share exercise price that is no less than “fair market value” on the date of grant which value shall be determined in accordance with Section 409A of the Code.

2.3.	Adjustments. Notwithstanding any provision of the Plan or otherwise, any adjustment to an Option issued to a US Taxpayer shall be made in accordance with the requirements of Section 409A.

Amendment of Appendix

3.             Notwithstanding Section 10.1 of the Plan, the Board shall retain the power and authority to amend or modify this Special Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any US Taxpayer.

Grant of Options to U.S. Employees

4.             The Board is authorised under this Appendix, in its sole discretion, to issue Options to U.S. residents as nonqualified stock options.

5.             The term of an Option granted to a U.S. residents or taxpayers may not be extended except in a manner compliant with Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations issued thereunder (the “Code”).

Grant of Restricted Stock Units to U.S. Employees

6.             Notwithstanding Section 8.3 of the Plan, all Shares to be issued pursuant to Restricted Stock Units awarded to U.S. residents or taxpayers shall be issued no later than March 15th in the year following the year of vesting.

Options in Foreign Countries

7.             The Board will have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Corporation or its Subsidiaries may operate to assure the viability of the benefits from Options grants to Participants employed in such countries and to meet the objectives of this Appendix and the Plan.

Attachment Provisions

8.             Participants who are residents of the State of California will be subject to the additional terms and conditions set forth in Attachment A to this Appendix.

Compliance with Applicable Laws

9.             The terms of this Appendix, the Plan (including any terms of the Plan that permit adjustments or modifications to the terms of the Plan or any Awards), the Award, and any applicable Attachment for compliance with the laws of any state shall be interpreted and applied in a manner consistent with all Applicable Laws, including the requirements under Sections 409A and 424 of the Code.

Attachment A
TO THE SCORE MEDIA AND GAMING INC.
SECOND AMENDED AND RESTATED STOCK OPTION AND
RESTRICTED STOCK UNIT PLAN
(FOR CALIFORNIA RESIDENTS ONLY)

This Attachment A to the U.S. Appendix (the “Appendix”) of the Score Media and Gaming Inc. Second Amended and Restated Stock Option and Restricted Stock Unit Plan (the “Plan”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Appendix, unless otherwise provided in this Attachment. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms and conditions shall apply to all Awards granted to residents of the State of California, until such time as the Shares become a “listed security” under the U.S. Securities Act of 1933, as amended, or otherwise qualify for an exemption from the applicable provisions of the California Code:

1.             If Options are surrendered, terminated or expire without being exercised, new Options may be granted covering Shares not purchased under such lapsed Options or issued pursuant to such forfeited Restricted Share Units.

2.             The Option Price for Options shall be at least 100% of the Market Price of the Shares on the date of grant of the Option.

3.             Awards shall be non-transferrable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-1(e) of the U.S. Securities Exchange Act of 1934, as amended.

4.             Unless employment is terminated for cause, the right to exercise an Option in the event of termination of employment, to the extent that the Optionee is otherwise entitled to exercise an Option on the date employment terminates, shall be

(a)	at least six months from the date of termination of employment if termination was caused by death or disability (as determined pursuant to Applicable Laws); and

(b)	at least 30 days from the date of termination if termination of employment was caused by other than death or disability (as determined pursuant to Applicable Laws);

(c)	but in no event later than the remaining term of the Option

5.            No Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Appendix by the Board and the date the Appendix is approved by the shareholders.

6.            Any Option exercised or issuance of Shares pursuant to an RSU before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the date of the first grant to a California resident. Such shares shall not be counted in determining whether such approval is obtained.

7.             No Option may have an exercise period longer than ten years from the date the Option is granted.

8.             Upon the occurrence of any event set forth in Section 9.1 of the Plan, the Board shall make such proportionate adjustments to outstanding Awards and the Plan as required under Sections 260.140.41 and 260.140.42 of Title 10 of the California Code of Regulations.

9.             The Corporation shall provide annual financial statements of the Corporation to each California resident holding an outstanding Award under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Corporation assure them access to equivalent information. This Section 9 shall not apply if the Plan (including the Appendix) complies will all conditions of Rule 701 of the Securities Act of 1933, as amended.